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NEWS RELEASE

DuPont Photomasks Announces Preliminary
Third Quarter of Fiscal 2003 Financial Results

Company to Announce Complete Results on April 15

ROUND ROCK, Texas—April 11, 2003—DuPont Photomasks, Inc. (NASDAQ: DPMI) today announced that financial results for the third quarter of fiscal 2003 ended March 31, 2003 will be lower than previously expected.

The Company said it now anticipates revenue for the third quarter of fiscal 2003 to be approximately $76.1 million. Net loss for the third quarter of fiscal 2003 is expected to be between $25.5 million and $26.5 million, or a loss of between $1.42 and $1.47 per share including charges of $9.2 million related to employee severance from the previously announced European consolidation plan, additional work force reductions in Asia and the U.S. and asset dispositions. Third quarter results include a $1.5 million benefit related to a revision of a sales rebate estimate recorded previously.

Peter Kirlin, chairman and chief executive officer of DuPont Photomasks, stated, "Third quarter results were negatively impacted by two isolated events occurring in the European and Asian regions during the quarter. Without these events, we believe third quarter revenue would have been comfortably in the previous guidance range. On a positive note, the planned integration of Infineon's mask business into DuPont Photomasks is on plan, as we expect to add $28 million in incremental revenue in fiscal 2004 over fiscal 2003. In addition, we are still driving to reach breakeven by the end of calendar 2003.

"In Europe, customer service was negatively impacted in the quarter by intermittent work stoppages in Rousset, France during labor negotiations related to our previously announced plans to cease photomask manufacturing in the facility later this year. We estimate that these disruptions resulted in a loss of approximately $2.5 million of expected revenue in the quarter. By the end of the quarter, we had concluded negotiations with the works councils, and we are moving ahead with our plan to ramp-up the Corbeil, France facility to support our customers in the region. We believe that our site consolidation plans in Europe are back on track and once completed, we will have improved our competitive position in the region."

Kirlin added, "In Asia, a major customer required us to re-certify one of our production facilities in response to a problem that resulted from a manufacturing step that attaches the pellicle to the photomask. The root cause has been identified, a solution has been implemented and we expect to be re-certified with the customer across all products in the current quarter. We estimate approximately $3 million in revenue was lost during the third quarter as a result of this event.

"During the quarter, we continued to make excellent progress at the leading edge, which we define as photomasks supporting 130 nanometer and below design rules. Leading edge revenue increased nearly 50% sequentially, and represented approximately 22 percent of total revenue in the quarter. As a world leader at the most advanced nodes, we are aggressively pursuing 130 nanometer qualifications and 90 nanometer prototypes business at more than a dozen customers globally.

"Average selling prices in the quarter increased sequentially at all technology nodes as we believe actions taken to reduce capacity at the trailing-edge are beginning to bring supply and demand across the industry closer into balance."

Business Outlook

The Company currently expects revenue in the fourth quarter of fiscal 2003 ending June 30, 2003 to be in the range of $80 million to $84 million.

Additional Information

The Company plans to release complete financial results of fiscal 2003 third quarter after the close of market on Tuesday, April 15, 2003. A conference call to review the results is scheduled on Wednesday, April 16, 2003 at 8:30 a.m. Eastern time and can be accessed at 1-800-915-4836. Also the conference call will be publicly available via a live webcast on DuPont Photomasks' website at www.photomask.com. In addition to the live webcast, replays will be available to the public on DuPont Photomasks' website and a replay of the conference call will be available for 48 hours following the call at 1-800-428-6051 (pass code 288030).

About DuPont Photomasks, Inc.

DuPont Photomasks is a leading global provider of microimaging solutions. The Company develops and produces advanced photomasks, a key enabling technology used in the manufacture of semiconductor and other microelectronic devices; pellicles, the protective covers for photomasks; and through its wholly-owned subsidiary BindKey Technologies, Inc, electronic design automation (EDA) software. Headquartered in Round Rock, Texas, DuPont Photomasks operates a global network of manufacturing facilities serving semiconductor makers and other electronics producers around the world. DuPont Photomasks posted worldwide revenues of $342 million in fiscal 2002. Information about the Company can be found at http://www.photomask.com.

Company Contact
Tom Blake
DuPont Photomasks, Inc.
Tel: (512) 310-6562
 tom.blake@photomask.com

FORWARD-LOOKING STATEMENTS: Certain statements contained in this document that are not historical facts, are "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve a number of risks and uncertainties. Such forward-looking statements may concern growth and future operating results, forecasts, projections, pricing pressures, potential acquisitions and joint ventures, new manufacturing facilities, capital expenditures, the global economic climate, new products and product enhancements, the future importance of photomask technology, the demand for products, competitive factors, research and development activities and expenditures, strategic relationships with third parties, liquidity, financing, and the Company's strategy. Such forward-looking statements are generally accompanied by words such as "intend," "may," "plan," "expect," "believe," "should," "would," "could," "anticipate" or other words that convey uncertainty of future events or outcomes. Such forward-looking statements are based upon management's current plans, expectations, estimates and assumptions and are subject to a number of risks and uncertainties. As a consequence, actual results may differ materially from expectations, estimates or assumptions expressed in or implied by any forward-looking statements made by or on behalf of the Company. Factors that could cause or contribute to such differences include, but are not limited to, those factors set forth below, certain of which are more fully discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission dated September 9, 2002 and the Form 10-Q dated February 13, 2003: relationships with and dependence on the semiconductor industry, fluctuations in quarterly and annual earnings, operating in a capital intensive industry, significant fixed costs, rapid technological change, competition, significant international operations, world-wide market volatility, manufacturing risks, fluctuation of income tax rates, concentration of customers, dependence on suppliers, dependence on management and technical personnel, volatility of market prices, potential acquisitions, technology challenges in the manufacture of advanced photomasks, intellectual property, changes in governmental laws and regulations, and the potential effect of shares eligible for future sales and registration rights. Results for any interim period are not necessarily indicative of the results for the year. The forward-looking statements are made as of the release date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.